Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Completes Seventh Corvina Oil Well; Issues Operations Update for Block Z-1

Houston—February 22, 2010—BPZ Resources, Inc. (NYSE:BPZ) announces the completion of the CX11-17D well, the Company’s seventh oil well in the Corvina field.  The 17D well was placed into long term testing at an initial production rate (IPR) of approximately 2,000 barrels of oil per day (bopd).  In addition, the Company has commenced drilling of the CX11-22D well in Corvina, resumed drilling the A-15D well at Albacora, and has received authorization to resume well testing from the A-14XD well in Albacora.

Corvina

The CX11-17D well, the Company’s seventh oil well in the Corvina field was successfully completed and placed into production at an initial production rate (IPR) of approximately 2,000 barrels of oil per day (bopd), with normal gas-oil ratio and no formation water.  Well 17D has an estimated net oil pay of approximately 225 feet.  The Company has initially perforated two sets of sands totaling approximately 80 feet, leaving the remaining pay which may be perforated at a later date.  The Company first tested a set of lower sands that had not been tested before in prior wells before adding the second set of sands, thus allowing the Company to gather data to continue updating its Corvina geologic and reservoir models.  While all wells decline over time, it is too early to model the decline rate in Corvina as the Company is still collecting data to determine the field’s drive mechanism.  As an example, the CX11-19D well was put on production in mid December 2009 at an IPR of approximately 1,700 bopd and has maintained that level of production to date.

The Company has commenced drilling of the CX11-22D in Corvina.  The 22D well is expected to be drilled to approximately 10,000 feet measured depth and be online towards the end of April.

Albacora

The Company resumed drilling of the A-15D well in Albacora once the extended well test equipment was positioned at the platform.  The A-15D is expected to be online before the end of April.

The Company has also been given clearance to resume testing the A-14XD, the Company’s first well in Albacora.  The Company intends to re-open the A-14XD as soon as an initial short-term oil sales contract has been negotiated with the Talara refinery, which is expected by the end of the first quarter, or by storing the oil in the Company’s added storage facilities.

Marine

The Company has upgraded its oil transportation capabilities by time chartering a double-hull tanker with a capacity of approximately 65,000 barrels.  This vessel should allow the Company to optimize delivery of its oil to the Talara refinery.  The Company has also leased a storage vessel with capacity of approximately 160,000 barrels and plans to place it near the Albacora platform.   Delays at the Talara refinery’s terminal have been caused by high tanker traffic or adverse sea conditions.  The additional transportation and storage capacity will minimize any production restrictions caused by these delays and provide for more operational flexibility.

Manolo Zuñiga, President and Chief Executive Officer commented “With a second consecutive successful oil well drilled on time and within budget, we continue to see improvements in our Corvina drilling operations.  The IPR from the 17D is encouraging as it tends to support our geologic model which shows the quality and number of prospective oil sands increasing as we move up dip in the field.  We expect this to be further confirmed by the 22D well currently being drilled.”  Mr. Zuñiga concluded “We plan to resume our extended test on the A-14XD well soon.  The added transportation and storage capacity is important now that we are seeing an increase in Corvina production, will be reopening the A-14XD well, and are expecting to add production from the ongoing drilling campaigns in both fields.”

Cautionary Remarks about Corvina and Albacora

IPRs:  Although each of the previous Corvina wells has declined differently since their initial production rates, partly due to the fact that they were completed in different zones and some of the wells had mechanical problems, the representative rates of decline remain to be determined as the effective production mechanisms in the Corvina field have yet to be fully understood, hence the Company desires to continue testing these initial wells.  The Company has yet to determine what production declines may be experienced in Albacora, and no conclusions should be drawn from the reported IPR as to the future performance of the well.

EWT of New Wells:  New wells like the19D and 17D in Corvina and the A-14XD and subsequent wells in Albacora will be tested and produced under the new well-testing regulation, as previously announced by the Company, giving companies six months to evaluate a new well before applying for the Extended Well Testing (“EWT”) program.  If the

Company is not successful in its petition to the DGH to allow continued testing in the Corvina field, the Company would be required to suspend production from the initial five wells previously completed in Corvina.  The suspension would cause the Company to experience an interruption in production from these initial five wells which would negatively impact the revenue and cash flow associated with those wells for a period of approximately three months, assuming the reinjection equipment is installed and the related permits obtained on or about May 31, 2010.

Transition to Commercial Production:  As previously stated, the Company is currently planning to have the needed gas and water re-injection facilities at the Corvina CX-11 platform on or about May 31, 2010 at which time all Corvina wells would be placed into commercial production.  While the equipment has been ordered, any delay in permitting and commissioning such reinjection equipment may force the Company to shut all of its Corvina wells until the equipment is ready, unless an extension for the May 31, 2010 date is given.  In the future, similar reinjection equipment to handle any associated gas and formation water will also be required in Albacora to transition this new field to commercial production.

Reserves:  No assumptions should be made about the impact of the 19D, 17D, A-14XD, A-15D or any other new wells on estimates of the Company’s oil reserves.  In particular, our SEC reserve estimates are dependent upon our ability to continue to: (i) obtain necessary financing to develop our reserves until our revenues increase sufficiently to finance such activities internally, which increases cannot be guaranteed; (ii) bring our production to market, which will involve continued reliance on marine transport of our oil which we expect to produce from the Corvina and Albacora fields, and also involves signing an oil sales contract with the local refinery to be able to sell the Albacora oil; (iii) validate our geological and reservoir models through continued drilling, testing, and actual production results; and (iv) comply in a timely manner with all environmental and other regulatory requirements necessary for commercial production.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.  We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings.  We use certain terms in this press release, such as “oil in place,” “oil zones,” and “oil sands,” which the SEC guidelines strictly prohibit U.S. publicly registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  you can also obtain these filings from the SEC via the internet at www.sec.gov.